For more information contact:
Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. ANNOUNCES 32.4% INCREASE IN SALES
FOR THIRD QUARTER 2003

BUFFALO, NY, October 23, 2003: MOD-PAC CORP. (NASDAQ: MPAC) a specialized printer and manufacturer of paperboard packaging, today announced results for its third quarter ended
September 27, 2003. MOD-PAC CORP. became a separately traded NASDAQ company on March 14, 2003, when it was spun-off from Astronics Corporation in a tax-free distribution to the Astronics shareholders on the basis of one share of MOD-PAC capital stock for every two shares of Astronics capital stock. Per share amounts reported here reflect Astronics shares outstanding and common stock equivalents for the periods prior to the distribution factored by the distribution ratio.

For the quarter ended September 27, 2003, net sales increased 32.4% to $10.2 million compared with net sales of $7.7 million in the third quarter of 2002. Net income for the third quarter of 2003 was $510 thousand, up 10.9% from $460 thousand in the same quarter last year, while diluted earnings per share grew by $0.02 to $0.14 for the 2003 third quarter compared with $0.12 for the third quarter of 2002.

The $2.5 million increase in revenue was a result of a $1.8 million increase in MOD-PAC's commercial printing product line, a $0.6 million increase in its custom folding carton product line and a $0.1 million increase in its personalized printing product line. The commercial printing product line provides business cards, labels, brochures, folders and other marketing materials for the small office/home office market through the internet. The custom folding carton product line serves manufacturers of consumer products. Sales to this market grew as a result of the addition of new accounts and growth within existing accounts. The personalized printing product line, although MOD-PAC's smallest product line, has grown through its internet related orders.

"We believe that our growth, which continues to outpace the industry by over two and three fold, is a direct result of our strategy to focus on developing a printing operation that provides high variability in short runs in order to better meet customer needs", commented Daniel G. Keane, President and CEO of MOD-PAC CORP.

Operating income increased 14.6% for the third quarter of this year, however, operating margins declined to 8.7% for this reported period from the 10.1% experienced in the same period last year. The decline in margins is attributed to higher spending for infrastructure to accommodate growth, certain start-up costs for new customers and corporate costs.

For the nine months ended September 27, 2003, net sales increased 28.0% to $28.8 million compared with net sales of $22.5 million for the first nine months of 2002. The $6.3 million increase was a result of a $5.5 million increase in MOD-PAC's commercial printing product line, a $0.6 million increase in its custom folding carton product line and a $0.2 million increase in its personalized printing product line.

For this reported period, operating margins decreased to 8.1% from 8.9% in the same period in 2002. Net income for the first nine months of 2003 was $1.4 million, 11.5% higher than $1.2 million in net income reported for the nine month period in 2002. Diluted earnings per share improved by $0.06 to $0.36 for the nine months ended September 27, 2003 compared with $0.30 in the first nine months of 2002.

Mr. Keane went on to say, "Although our margins are not as strong as they have been historically, we have been investing in infrastructure to accommodate our growth. We believe that in the fourth quarter we should achieve our more typical gross margin of 25%. Because of the seasonality of some of our higher margin product lines, the fourth quarter tends to be our strongest."

Capital spending for the first nine-months of 2003 was $7.5 million. Full year capital spending is anticipated to be about $8 million.

INVESTORS CONFERENCE CALL

MOD-PAC will host a Third Quarter Earnings conference call October 24, at 1:30 p.m. EDT. To participate in the teleconference, please dial (303) 262-2144 approximately 10 minutes prior to the start of the teleconference. The call can also be accessed on MOD-PAC's website at www.modpac.com.

A replay of the teleconference will be available commencing one hour after the end of the teleconference until Wednesday October 29, 2003 at 11:59 p.m. ET. The instant replay number is (303) 590-3000, and the passcode is 554825#. An archive of the call and a transcript of the teleconference will also be available at http://www.modpac.com

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a specialized printer and designer and manufacturer of paperboard packaging. Specialized printing serves the short run commercial printing needs for the small office/home office market with products such as business cards and direct mail marketing literature, and personalized printed products for social occasions such as invitations and napkins. Orders for this market are aggregated through the internet and MOD-PAC provides mass-customization through its highly computerized print processing. Paperboard packaging products include custom design folding cartons for the healthcare, pharmaceuticals, automotive sectors and other consumer products. Stock boxes are primarily sold to the confectionary industry.

MOD-PAC's strategy is to grow its market share by leveraging technology combined with its operational expertise to provide low cost, quality products to meet the customized needs of the customer through dramatically reduced cycle times relative to industry standards.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include the ability of the Company to continue to gain market share, the success of the application of technology in its marketing and printing processes, the likelihood that folding carton packaging sales will remain strong the rest of the year, the likelihood the Company will achieve a 25% gross margin in the fourth quarter and other factors which are described in MOD-PAC's report on Form 10 on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

TABLES FOLLOW
	CONSOLIDATED INCOME STATEMENT DATA

(in thousands except per share data)	(unaudited)
	Three Months Ended					Nine Months Ended

		9/27/03		9/28/02	%Increase (Decrease)		9/27/03		9/28/02	%Increase (Decrease)

Net sales		$10,194		$7,700	32.4%		$28,776		$22,484	28.0%
Cost of products sold		$7,781		$5,762	35.0%		$21,861		$16,909	29.3%
Selling, general and administrative		$1,526		$1,164	31.1%		$4,588		$3,567	28.6%
Interest Expense, net		$83		$2	4,050.0%		$151		$9	1,577.7%
Income before taxes		$804		$772	4.1%		$2,176		$1,999	8.9%
Income taxes		$294		$312	(5.8)%		$794		$759	4.6%
Net income		$510		$460	10.9%		$1,382		$1,240	11.5%
Earnings per share:	$		$		%	$		$		%
Basic		$0.14		$0.12	16.7%		$0.36		$0.31	16.1%
Diluted		$0.14		$0.12	16.7%		$0.36		$0.30	20.0%
Weighted average shares outstanding
Basic		$3,689		$4,007%			$3,789		$4,056
Diluted		$3,769		$4,083%			$3,851		$4,163

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	(unaudited)
	9/27/03	12/31/02

ASSETS:
Cash	$ 781	$ 1
Accounts receivable	6,229	3,726
Inventories	3,686	2,868
Prepaids	451	87
Property, plant and equipment, net	27,227	22,671
Other assets	1,103	689

	$ 38,774	$ 30,042

LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable and current maturities on long-term debt	$ 3,079	$ 630
Accounts payable and accrued expenses	3,436	2,136
Due to Astronics Corporation	115	-
Long-term debt	8,214	4,412
Other liabilities	2,947	2,475
Shareholders' equity	20,983	20,389

	$ 38,774	$ 30,042

CASH FLOW DATA

(in thousands)
	9/27/03	9/28/02
Cash provided by operating activities
Net income	$ 1,382	$ 1,240
Depreciation & other operating activities	3,187	2,561
Change in working capital items	(2,269)	1,723
Cash provided by operating activities	2,300	5,524
Cash used in investing activities	(7,460)	(2,563)
Cash provided by (used in) financing activities	5,276	(2,961)
Net increase in cash	77	-
Cash at beginning of the year	1	1
Cash at end of period	$ 78	$ 1

	SALES BY PRODUCT LINE

(in thousands)
	Three Months Ended			Nine Months Ended

	9/27/03	9/28/02	%Increase (Decrease)	9/27/03	9/28/02	%Increase (Decrease)

Custom Folding Cartons	$3,853	$3,283	17.4%	$10,681	$10,037	6.4%
Commercial Printing	$3,442	$1,635	110.5%	$9,756	$4,299	126.9%
Stock Box	$2,063	$2,104	(1.9)%	$5,987	$6,023	(0.6)%
Personalized Printing	$836	$678	23.3%	$2,352	$2,125	10.7%

Net Sales	$10,194	$7,700	32.4%	$28,776	$22,484	28.0%